ASSIGNMENT OF AGREEMENTS,

PERMITS AND CONTRACTS

THIS ASSIGNMENT OF AGREEMENTS, PERMITS AND CONTRACTS (“Assignment”) is made as of the ___day of August, 2006, by EVEREST BAYBERRY, LP, a California limited partnership, having its principal place of business at c/o Everest Properties, 199 S. Los Robles Avenue, Suite 200, Pasadena, California 91101 Attn: W. Robert Kohorst (“Borrower”), to LEHMAN BROTHERS BANK, FSB, a federal stock savings bank, having an address at c/o Lehman Brothers, Inc., 1000 West Street, Wilmington, Delaware 19801 (“Lender”).

RECITALS:

A.        Borrower, by its promissory note of even date herewith given to Lender (the note together with all extensions, renewals, modifications, substitutions and amendments thereof shall collectively be referred to as the “Note”), is indebted to Lender in the principal sum of Three Million One Hundred Twenty-Five Thousand and 00/100 Dollars ($3,125,000.00) in lawful money of the United States of America, with interest from the date thereof at the rates set forth in the Note (the indebtedness evidenced by the Note, together with such interest accrued thereon, shall collectively be referred to as the “Loan”), principal and interest to be payable in accordance with the terms and conditions provided in the Note.

B.        The Loan is secured by, among other things, the Security Instrument (as defined in the Note), which grants Lender a first lien on the property encumbered thereby (the “Property”).

C.        Lender was unwilling to make the Loan to Borrower unless Borrower in the manner hereinafter set forth assigned to Lender as additional security for the payment of the Loan and the observance and performance by Borrower of the terms, covenants and conditions of the Note, the Security Instrument and the other Loan Documents (as defined in the Note) on the part of Borrower to be observed and performed, all of Borrower’s right, title and interest in and to all permits, license agreements, operating contracts, licenses (including liquor licenses, to the extent assignable by Borrower), franchise agreements and all management, service, supply and maintenance contracts and agreements, and any other agreements, permits or contracts of any nature whatsoever now or hereafter obtained or entered into by Borrower with respect to the ownership, operation, maintenance and administration of the Property (collectively, the “Agreements”).

AGREEMENT:

For good and valuable consideration the parties hereto agree as follows:

1.         Assignment of the Agreements. As additional collateral security for the Loan and the observance and performance by Borrower of the terms, covenants and conditions of the Note, the Security Instrument and the other Loan Documents on the part of Borrower to be observed or performed, Borrower hereby transfers, sets over and assigns to Lender all of Borrower’s right, title and interest in and to the Agreements.

2.        Borrower’s Covenants. Borrower hereby covenants to Lender that during the term of this Assignment: (a) Borrower shall fulfill and perform each and every term, covenant and provision of the Agreements to be fulfilled or performed by Borrower thereunder, if any, (b) Borrower shall, in the manner provided for in this Assignment, give prompt notice to Lender of any notice received by Borrower under any of the Agreements, together with a complete copy of any such notice, (c) Borrower shall enforce, short of termination thereof, the performance and observance of each and every term, covenant and provision of the Agreements to be performed or observed, if any, and (d) Borrower shall not terminate or amend any of the terms or provisions of any of the Agreements, except as may be permitted pursuant to the terms of the Agreements and done in the ordinary course of business, without the prior written consent of Lender, which consent may be withheld by Lender in Lender’s sole discretion. In the event Borrower has terminated an Agreement, Borrower agrees to enter into another Agreement containing terms and conditions no less favorable to Borrower than the terminated Agreement. Borrower shall notify Lender in the event Borrower does not replace the terminated Agreement.

3.         Governing Law. This Assignment shall be deemed to be governed, construed, applied and enforced in accordance with the laws of the state in which the Property is located and the applicable laws of the United States of America.

4.         Notices. All notices or other written communications hereunder shall be deemed to have been properly given if given in the same manner provided for the delivery of notices and other written communications in the Security Instrument.

5.         No Oral Change. This Assignment, and any provisions hereof, may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Borrower or Lender, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

6.         Liability. If Borrower consists of more than one person, the obligations and liabilities of each such person hereunder shall be joint and several. This Assignment shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns forever.

7.        Inapplicable Provisions. If any term, covenant or condition of this Assignment is held to be invalid, illegal or unenforceable in any respect, this Assignment shall be construed without such provision.

8. Headings, Etc. The headings and captions of various paragraphs of this Assignment are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

9.         Duplicate Originals; Counterparts. This Assignment may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Assignment may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Assignment.

10.       Number and Gender. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

11.       Exculpation. Borrower’s obligations under this Agreement are subject to the provisions of Article 13 of the Security Instrument.

12.       Miscellaneous. Wherever pursuant to this Assignment (i) Lender exercises any right given to it to approve or disapprove, (ii) any arrangement or term is to be satisfactory to Lender, or (iii) any other decision or determination is to be made by Lender, the decision of Lender to approve or disapprove, all decisions that arrangements or terms are satisfactory or not satisfactory and all other decisions and determinations made by Lender, shall be in the sole and absolute discretion of Lender and shall be final and conclusive, except as may be otherwise expressly and specifically provided herein.

IN WITNESS WHEREOF, the undersigned have executed this Assignment as of the date and year first written above.

BORROWER:
Everest Bayberry, L.P.,
a California limited partnership

By:	Millenium Bayberry, LLC, a
California limited liability company
Its General Partner

	By:	Millenium Management, LLC, a
California limited liability company
its Manager

	By:	/S/ CHRISTOPHER K. DAVIS
Christopher K. Davis
	Its:	Vice President and General Counsel